Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, NW | Washington, DC 20037-1122 | tel 202.663.8371 | fax 202.663.8007

December 9, 2010

China Biologic Products, Inc.
No. 14 East Hushan Road,
Tai’an City, Shandong,
People’s Republic of China 271000

Re:      Form S-3 Registration Statement

Ladies and Gentlemen:

We are acting as counsel for China Biologic Products, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Form S-3 Registration Statement (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of up to 1,353,047 shares of Common Stock, par value $0.0001 per share, of the Company, all of which are to be offered and sold by certain stockholders of the Company (the “Selling Stockholders”), 126,569 of which will be issued upon conversion of the Company’s 3.8% secured convertible notes (the “Notes”), and 526,478 of which (the “Warrant Shares”) may be issued upon exercise of the Company’s three-year warrants (the “Warrants”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the shares of Common Stock have been duly authorized and, when issued and paid for in accordance with the terms of the Notes and/or Warrants, as the case may be, will be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw
Pittman LLP